POWER OF ATTORNEY

I am a director and/or officer of General Motors Company ("GM") and as such I may be required to file with the Securities and Exchange Commission ("SEC") one or more Forms 3, 4 and 5 under Section 16 of the Securities Exchange Act of 1934 ("Section 16") and the rules promulgated by the SEC under Section 16, and Form 144 under Rule 144 promulgated by the SEC under the Securities Act of 1933 ("Rule 144").

I appoint each of Marianne J. Carson, Anne T. Larin, Robert Shrosbree, and Tia Y. Turk as my attorney-in-fact to:

1. Execute Forms 3, 4, 5, and 144 or any amendments to those Forms for me in my name and file such Forms and amendments with the SEC and any stock exchange or similar authority as required by law or rule on my behalf;

2. Do anything on my behalf that may be necessary or desirable to complete and execute such Forms 3, 4, 5, or 144 or any amendment to those Forms and to file those Forms or amendments on a timely basis; and

3. Take any other action in connection with those Forms or amendments that may be legally required or appropriate, in the opinion of the attorney-in-fact taking the action.

I give each attorney-in-fact the power and authority to do anything that is required or appropriate in using his or her powers as attorney-in-fact, to the extent that I could act if I were personally present, with full power of substitution. I agree to everything that these attorneys-in-fact (including any substitutes for them) do under this Power of Attorney that is consistent with its terms.

I acknowledge that complying with Section 16 and Rule 144 as they apply to me is my responsibility and that neither GM nor any of these attorneys-in-fact is assuming my responsibilities in that regard.

This Power of Attorney will remain in effect until I am no longer required to make filings under Section 16 or Rule 144, unless I inform these attorneys-in-fact in writing that I have revoked this Power, which I can do at any time.

Stefan Jacoby

GANELLI ANDREA FU PIERO NOTAIO IN TORINO

ANDREA GANELLI
Notaio
Corso Re Umberto n° 8 - 10121 TORINO
Tel. 011.50.61.611 - Fax 011.50.61.655

REPERTORIO numero 27607

AUTENTICA DI FIRMA

Io sottoscritto dottor ANDREA GANELLI,

Notaio alla residenza di Torino, iscritto al Collegio Notarile dei Distretti Riuniti di Torino e Pinerolo,

senza l'assistenza dei testimoni non essendone necessaria la presenza a' sensi di legge;

dichiaro che il signor:

= JACOBY Stefan, nato a Hannover (Germania) il 10 aprile 1958, residente a Torslanda (Svezia), Kryssprickswaegen 24b,

della cui identità personale io notaio sono certo, ha apposto la propria sottoscrizione in calce alla dichiarazione, che precede in mia presenza, a Torino, in corso Re Umberto n. 8, oggi trentuno luglio duemilatredici.

ANDREA GANELLI NOTAIO IN TORINO

IMPOSTA DI BOLLO ASSOLTA IN MODO VIRTUALE. AUTORIZZAZIONE DELL'AGENZIA DELLE ENTRATE UFFICIO DI TORINO 1 n. 12/2003 del 10 giugno 2003
Dott. A. GANELLI